[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.]

AMENDMENT NO. 3 TO DISTRIBUTION SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO THE DISTRIBUTION SERVICES AGREEMENT (“Agreement”) between Corcept Therapeutics Incorporated, located at 149 Commonwealth Drive, Menlo Park, CA 94025 ("Corcept"), and Optime Care, Inc., with its principal place of business at 4060 Wedgeway Court, Earth City, MO 63045 (“Optime”) shall be effective as of April 1, 2024 (“Effective Date”). Each of Corcept Therapeutics Incorporated and Optime Care, Inc. may be referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS

WHEREAS, Corcept and Optime are parties to that certain Distribution Services Agreement dated August 4, 2017 (“2017 Distribution Services Agreement”);
WHEREAS, Corcept and Optime entered into that certain Task Order Number One dated August 4, 2017 (as may be amended, the “First Task Order”) pursuant to Section 2.1 of the 2017 Distribution Services Agreement;
WHEREAS, Corcept and Optime entered into that certain amendment to the 2017 Distribution Services Agreement dated August 1, 2022 (“Amendment No. 1”), which attached Task Order No. 2 (“Second Task Order”) to the 2017 Distribution Services Agreement;
WHEREAS, Corcept and Optime entered into that certain Amendment No. 2 to the 2017 Distribution Services Agreement dated September 16, 2022 (“Amendment No. 2”), which terminated Amendment No. 1 and the Second Task Order;
WHEREAS, the Parties acknowledge that Amendment No. 2 also extended the terms of both the 2017 Distribution Services Agreement and the First Task Order to March 31, 2024;
WHEREAS, the Parties now desire to extend the term of the First Task Order and amend and restate the terms of the 2017 Distribution Services Agreement in its entirety;
NOW, THEREFORE, in consideration of the premises and mutual covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to (i) extend the term of the First Task Order and (ii) amend and restate the 2017 Distribution Services Agreement in its entirety as follows:
1.Pre-Existing Task Orders.
12.1Previously Executed Task Orders. All fully executed Task Orders executed pursuant to the 2017 Distribution Services Agreement that are in effect as of March 31, 2024 (“Pre-Existing Task Orders”) shall henceforth be considered Task Orders (as defined in Section 2 below) under this Agreement. Each Pre-Existing Task Order shall be subject to the terms and conditions set forth in this Agreement as if it was originally executed hereunder. In the event of a conflict between a Pre-Existing Task Order and this Agreement, this Agreement shall control, provided that this Agreement shall not affect the accrued rights and obligations of either Party under the 2017 Distribution Services Agreement or otherwise.
12.2Term Extension and Service Fees Clarification for First Task Order. The term of the First Task Order is hereby amended to extend through the Term of this Agreement, unless terminated earlier. Additionally, reference to [**] as stated in [**] Exhibit 4 to the First Task Order is hereby amended to apply to all shipments for qualified patients receiving copay or other financial support from Independent Charitable Patient Assistance Programs (“ICPAP Shipments”).
2.Task Orders, Services and Standards for Performance.
2.1Task Orders. Optime, on behalf of itself and its Affiliates, shall perform all activities under this Agreement (collectively, “Services”) relating to any mutually agreed upon Corcept FDA-approved pharmaceutical product owned or controlled by Corcept (each, a “Product”), as may be described in any Task Order (each, upon full execution by both Parties, a “Task Order”) in accordance with the form Task Order attached hereto as Exhibit A. For purposes of this Agreement, (i) “Affiliates” shall mean any corporation, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with, a Party to this Agreement, where “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest; and (ii) “FDA” shall mean the United States Food and Drug Administration or any successor thereto. Subject to advance written notice to Corcept in the event of any regulatory or statutory conflict, Optime shall not deviate from any Task Order without Corcept’s prior written approval.
2.2Standards for Performance. All Services shall be performed [**] and pursuant to the terms of this Agreement and any Task Order in accordance with all Applicable Law. For purposes of this Agreement, “Applicable Law” shall mean all federal, state, and local laws and governmental agency regulations and requirements applicable to the Services or related to each Party’s respective obligations under this Agreement, including but not limited to regulations promulgated under the Food, Drug and Cosmetic Act (“FDCA”), specifically including but not limited to those regulations specific to investigational drug products and expanded-access uses (21 C.F.R. §§ 312 et seq); the Federal Anti-Kickback Statute, 42 U.S.C. 5 1320a-7b(b) and its implementing regulations (collectively, the “Federal Anti-Kickback Statute”); the U.S. False Claims Act (31 U.S.C. § § 3729-3733); the U.S. Foreign Corrupt Practices Act of 1977, as amended; the Public Contracts Anti-Kickback Act (41 U.S.C. ss 51 et seq.); the Drug Supply Chain Security Act (21 U.S.C. § 355 et seq); Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)(5)); the Stark Law (42 U.S.C. § 1395nn); the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and implementing regulations set forth at 45 C.F.R. Parts 160 and 164 (“HIPAA”); the Health Information Technology For Economic and Clinical Health Act, as enacted in Pub. L. No. 111-05 H.R., 111th Cong. (2009), Title XIII (collectively, “HITECH”); Data Privacy Laws (as that term is defined below in Section 5.1(iii)); all federal, state, and local laws and governmental agency regulations and requirements applicable to (i) pharmacy licensure requirements and pharmacy operations, and (ii) patient confidentiality, privacy, and consumer and data protection; and any other laws and regulations relating to the terms of this Agreement, as required and to the extent applicable to the respective Party.
2.3Change Orders. If Corcept requests any changes to the Services under a Task Order, Optime shall prepare an amended Task Order reflecting such changes, [**]. Upon Corcept's written approval of the amended Task Order, such Task Order shall amend and restate the original Task Order and shall be incorporated herein, and Optime shall perform the Services in accordance with such amended Task Order. Notwithstanding anything herein to the contrary, to the extent that changes to the Services requested by Corcept consist of a reduction in the Services to be performed, at Corcept’s request and prior to Corcept's written approval of an amended Task Order, Optime shall immediately perform only such reduced Services and the Parties shall negotiate in good faith a reduction to the compensation schedule and an amended Task Order reflecting such change as soon as practicable.
2.4Service Fees. In consideration for Optime’s performance of the Services, Corcept shall pay Optime the Service Fees in accordance with the First Task Order as may be amended, or any other fully executed Task Order. Optime shall invoice Corcept for all Service Fees and pass-through expenses no later than [**]. Invoices shall be reasonably detailed and include appropriate supporting documentation. All expenses, including shipping costs, reimbursed hereunder shall be at cost, without markup. Invoices will be sent to Corcept at [**]. Corcept shall pay Optime all undisputed amounts of such invoiced Service Fees and pass-through expenses within [**] days of the invoice date. If Corcept disputes any portion of an invoice, Corcept shall pay the undisputed portion as provided herein, and notify Optime within [**] business days of receipt of invoice of the disputed portion providing substantive and detailed evidence supporting such validity of the disputed amount. Optime shall use commercially reasonable efforts to assist Corcept, if necessary, in any request for information regarding the disputed amount. The Parties shall use commercially reasonable efforts to resolve such invoice disputes in good faith and in a reasonable timeframe. The Service Fees may only be modified by written agreement of the Parties. The Parties acknowledge that: (i) unless otherwise agreed in writing, the Service Fees provided hereunder will be Optime’s sole, full and complete form of compensation provided by Corcept for the Services, not including any pass through expenses; (ii) the Service Fees represent the fair market value of the Services, where “fair market value” means the price at which an asset or service could be negotiated in good faith pursuant to an arm’s length transaction between well-informed buyers and sellers who are not otherwise in a position to generate business for the other party; (iii) the Services that have been negotiated at arm’s length and in good faith by the Parties and (iv) Optime shall not charge Corcept any amount for any service or activity for which any other organization or person pays Optime for the same service or activity for the same Product.
2.5Enhanced Services. Optime shall provide [**]:
i.[**]
ii.[**]
iii.[**]
iv.[**]
2.6Compliance with Federal Anti-Kickback Statute. Optime agrees with Corcept, and the Parties intend, that the compensation paid to Optime under this Agreement will comply with the Federal Anti-Kickback Statute. Optime represents and warrants that: (i) all Service Fees represent fair market value for the performance of bona fide services provided to Corcept, and that the terms are commercially reasonable determined through good faith negotiations at arm’s length, (ii) it performs similar services for other pharmaceutical and biotechnology companies pursuant to written services agreements; and (iii) to the extent applicable, the Service Fees payable under this Agreement are consistent with the level of fees charged by Optime for similar services offered. The Parties agree that the compensation set forth in this Agreement has not been determined in a manner that takes into account the volume or value of any referrals of business otherwise generated or that may be generated between the Parties for which payment may be made in whole or in part under Medicare, Medicaid, or any other federal or state health care program. Nothing in this Agreement should be construed, and none of the terms of this Agreement are overtly or covertly, directly or indirectly, in exchange for or to induce the referrals of patients to Corcept or Optime, nor to induce patients to obtain unnecessary Product. No provision of this Agreement shall be applied or construed in a manner inconsistent with applicable state or federal laws or regulations.
2.7Not Discount or Rebate. The Parties further agree that the Service Fees paid or payable to Optime pursuant to this Agreement are not intended to be, nor will be construed to be a discount or rebate for Product(s) or any other pharmaceutical product. Optime also confirms to Corcept that it will retain the Services Fees provided by Corcept under this Agreement and that such Services Fees will not be passed on to any of Optime’s patients.
2.8Tax Liability. Optime will be solely responsible for meeting its corporation tax and any applicable social security (or equivalent in any other country, e.g., national insurance obligations) and for enabling that its employees meet their respective income tax and applicable social security obligations (or equivalent in any other country) and all other applicable social insurances. Optime shall indemnify and hold harmless Corcept for all taxes, social security or its equivalent and other contributions, costs, claims, penalties, interest, expenses or proceedings which Corcept may incur arising from or in connection with the failure of Optime or its employees to meet their respective responsibilities under this Section.
2.9Pharmacy and Personnel. Optime shall perform the Services at the designated licensed Optime pharmacy, [**]. Any additional or change of address shall be mutually agreed upon in writing in advance of such change. Optime will have a dedicated account management team that is responsible solely for any Product. Optime shall provide all Services through experienced Personnel, who are appropriately skilled, professionally qualified, properly licensed where applicable, and appropriately trained to provide Services. For purposes of this Agreement, "Personnel" shall mean those employees, affiliates, contractors, and/or subcontractors that each Party uses, respectively, to perform its obligations or exercise its rights under the Agreement.
2.10Services by Affiliates. Where Optime uses the services of Optime Affiliates to fulfill its obligations under this Agreement and any Task Order, the Parties hereby agree that any such Affiliate so used shall be bound by all of the terms and conditions applicable to Optime under this Agreement and any Task Order, and Optime shall be fully responsible for the performance of its Affiliate.
2.11SOPs and Financial Controls. Optime shall maintain standard operating procedures (“SOPs”) and financial controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (“Financial Controls”) related to the performance of the Services. As implemented by Optime, the Financial Controls shall be sufficient to permit Corcept to rely on the data provided by Optime to prepare its financial reports according to generally accepted accounting principles ("GAAP") and the requirements of the Sarbanes-Oxley Act of 2002. Optime shall maintain (and renew each year thereafter) and provide to Corcept a Service Organization Controls ("SOC") report covering the business processes, computer systems and other mechanisms by which Optime produces and transmits to Corcept the financial data relating to the Services. Such SOPs shall be reviewed by Optime on a regular basis, and in all events at least annually. In the event that Optime seeks to amend any such SOP or Financial Control, the Parties shall confer and reasonably cooperate to ensure that any such amendments comply with all Applicable Law. During the Term, Optime shall also retain a third-party auditor (the "Internal Auditor") to review and test Optime's Financial Controls and produce a report setting forth the controls tested, the outcome of those tests and whether those tests, in the opinion of the Internal Auditor, provide reasonable assurance that the control objectives were achieved. Optime must receive Corcept's advance written consent to its choice of Internal Auditor [**]. Optime shall [**] provide Corcept with all reports it receives from the Internal Auditor and a description of any findings. All such reports [**].
3.Deposit to Corcept [**]. For purposes of this Agreement, “Corcept Funds" shall mean [**] (each, a “Product Payment”). Corcept acknowledges that [**]. In no event shall Optime (i) [**] (ii) [**] (A) [**] (B) [**], including without limitation [**]. Optime shall [**]. [**] shall be free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent at all times during the Term. Optime's grossly negligent or intentional breach of this Section shall be deemed a material breach of the Agreement.
4.Pharmacy Obligations Regarding Product Supply, Inventory, Dispensing and Storage
4.1Product Supply; Optime Inspection of Product Shipment. In accordance with the terms of this Agreement, Corcept shall supply Optime with Product pursuant to the terms of the First Task Order and any subsequent Task Order [**]. Optime shall promptly inspect Product upon receipt. If the quantity delivered differs from the quantity stated on the delivery documentation, or if the Product received is within [**] of its labeled expiration date, Optime shall contact Corcept immediately to report the discrepancy. If Optime receives Product from Corcept in damaged condition as can be reasonably determined after visual inspection without the necessity of opening product packaging, Optime will notify Corcept of such damage within [**] of receipt of the applicable Product. Further, Optime will hold the damaged Product for inspection by the insurer, the carrier, and Corcept’s designated representative and for subsequent disposition instructions from Corcept, which shall be provided promptly in writing. Product damaged prior to receipt by Optime shall be returned to Corcept [**].
4.2Inventory. Optime shall record receipt, inventory levels, and shipments of Products in accordance with the terms of any applicable Task Order, including all applicable SOPs and Financial Controls. Optime shall use [**] to maintain an adequate inventory of Products in light of actual and reasonably anticipated prescription levels.
4.3Product Dispensing.
i.Optime shall dispense Product solely to patients with valid prescriptions for Product from a licensed healthcare provider. In all cases, Optime shall dispense all Product in a manner that is consistent with currently accepted standards of care, including all relevant requirements specified in the applicable Product Prescribing Information, SOPs, Financial Controls, and applicable Task Orders, in addition to Applicable Law as well as regulations and guidance governing all aspects of pharmacy practice. Optime shall ensure that any Product dispensed [**].
ii.Optime shall not disclose or sell any prescribing or dispensing data [**] provided that the foregoing shall not preclude Optime from disclosing such data solely as necessary to perform the Services. The obligations under this Section 4.3(ii) shall survive termination of this Agreement for any reason.
4.4Product Materials. For purposes of this Agreement, “Materials” shall mean Corcept-approved information, language and other such materials relating to the Products or any programs or services relating to the Products that are offered by Corcept, which may include information regarding (a) the underlying diseases with which the Products are associated, (b) the Products and their specifications, handling, dosing, administration and side effects, (c) Corcept’s policies and procedures applicable to product sales, dispensing and distribution generally and the Products specifically, and (d) regulatory matters related to the dispensing, distribution and sale of the Products.
During the Term, Corcept or its authorized designee may provide Optime with Materials related to Products. Corcept shall identify such designee prior to such provision of Materials to Optime. All such Materials and all related Intellectual Property rights (as defined in Section 13.1(i) below) shall be solely owned by Corcept and shall be presumed to be the Confidential Information of Corcept (as defined in Section 8 below), unless Corcept expressly provides otherwise. All Materials distributed by Optime must be approved in writing by Corcept prior to any communication or provision thereof by Optime to patients or any other third parties. Optime shall not produce or include with any such Materials its own materials regarding the Products. In no event shall Optime make any representation, warranty or guarantee to any third party about Corcept or the Products, whether orally or in writing, except as may be specifically and expressly approved by Corcept in writing.
4.5Storage, Handling and Distribution. Product sold or made available pursuant to this Agreement in the Territory shall be warehoused by Optime at the certified Optime location in accordance with all related Task Orders, SOPs, and Corcept instructions. “Territory” shall mean [**]. Optime shall store and maintain all Product in accordance with FDA-approved labeling, in a clean and orderly location and in a manner that maintains the proper rotation and quality of Product. Additionally, Optime shall store and handle all Product inventory in accordance with specifications for such storage and handling of the Products provided to Optime by Corcept, and any deviations from such specifications shall be reported to Corcept immediately. At all times, Optime shall store, maintain, handle, and distribute Product (i) in compliance with all applicable Optime SOPs, Financial Controls, and Corcept’s written instructions, (ii) with due care in accordance with the standards and practices which are generally accepted in the industry and exercised by other persons engaged in performing similar services in the local areas, and (iii) in accordance with Applicable Law. At Corcept’s request, Optime shall provide Corcept with evidence of such compliance with Applicable Law, including but not limited to, copies of state licenses, permits and inspection reports for Optime’s facilities.

4.6Title; Risk of Loss. All Product [**]. Title to Product [**]. Dispensed Product shall not be adulterated or misbranded and shall comply with all applicable packaging and labeling requirements. Corcept shall bear [**] except to the extent loss or damage results from [**] of Optime, its employees or agents, violation of Optime’s Representations and Warranties pursuant to Section 12 hereof, or Optime’s violation of Applicable Law, in which case Optime shall reimburse Corcept for the value of such lost or damaged Product.
4.7Product Recalls. In the event that the FDA determines that its approval for dispensing and administration of Product to patients should be revoked for any reason whatsoever (any such event, a “Recall”), Optime shall [**] with Corcept to effectuate the Recall with respect to Product in Optime’s possession or that has been dispensed by Optime. Corcept shall reimburse Optime for [**] related to Recalls, including shipping Product back to Corcept or to a designated reverse distributor for destruction, and communicating with patients to whom Optime has dispensed Product. Optime shall have no right to any replacement Product and shall be responsible for the costs of such recall or withdrawal and replacement Product to the extent that such recall or withdrawal is attributable to Optime’s [**]. Optime will comply with Corcept’s written instructions concerning all communications with the public and all procedures to be observed during a recall or any related withdrawal of Product.
4.8Product Returns. Returns of Product [**] that have not yet been dispensed to patients are not subject to Corcept’s returned goods policy; Optime may return Products at any time at Optime’s cost and in a resaleable, unadulterated condition. Product within [**] of its expiration date may not be returned. Corcept must be contacted in advance of returning any Product.
4.9Tracking and Tracing; DSCSA Compliance. Optime is responsible for the overall traceability of each Product shipment made by Optime to patients under this Agreement and for identification of Product shipments in transit to patients to the extent required by law. Optime will (a) comply with all applicable requirements of the Drug Supply Chain Security Act (“DSCSA”), including the receipt of electronic and interoperable track and trace information from Corcept, and (b) work in good faith with Corcept as reasonably requested in connection with Corcept’s DSCSA-related obligations and requirements. Optime shall provide Corcept with applicable, required tracking information regarding any Product shipments, via telephone or electronic mail, within [**] of Corcept’s reasonable request. During the Term and for [**] years, or for such time as required by Applicable Law, following the Term, Optime will maintain complete and accurate Records of all Products sold to facilitate compliance with this Section. “Records” shall mean all complete, true, and accurate written records relating to the performance of this Agreement, including without limitation orders, invoices, inventory records, accounting and financial records, including internal and external financial audit records, SOPs, Financial Controls, all Customer related records (including data as stored and archived pursuant to the applicable SOPs, Financial Controls and all Applicable Law) and correspondence pursuant to this Agreement, Customer sales records, inventory-related transactions for the Products.
4.10Provider and Supplier Agreements. Corcept and Optime shall each obtain and maintain all [**]. Corcept and Optime shall each make available to the other, upon reasonable request, documentation of all of its applicable federal, state and professional licenses, certificates [**]. Either Party shall have the right to refuse any request for any agreements to the extent that such disclosure would violate confidentiality obligations, provided that such refusal right shall not apply to the extent it would limit Corcept’s rights under Section 9 of this Agreement.
5.Data, Database and Data Report Services and Obligations.
5.1Definitions. For purposes of this Agreement, the following definitions shall apply:
i.“Corcept Work Product" shall mean all Deliverables, and all Work Product other than Optime Work Product as those terms are defined below.
ii.“Data” shall include all data specified in this Agreement or arising under any Task Order, including but not limited to [**] for Corcept’s Support Program for Access and Reimbursement for Korlym® (“Spark

Program”), and such other data as the Parties agree shall be provided by Optime to Corcept under this Agreement.
iii.“Data Privacy Laws” means those applicable international, federal, state and local laws, rules and regulations addressing data privacy, data security and breach notification, which include without limitation: (i) the California Consumer Privacy Act of 2018, as amended, including by the California Privacy Rights Act of 2020, and their implementing regulations ("CCPA"); and (ii) the various federal and state data privacy, data breach notice, security and consumer protection laws of the United States.
iv."Deliverables" shall mean all reports, Data, analyses and other information or items to be provided by Optime to Corcept pursuant to this Agreement or any fully executed Task Order.
v."Optime Work Product" shall mean [**].
vi."Personal Information" means information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, consumer or household, or is otherwise information that is regulated by applicable Data Privacy Laws.
vii.“Protected Health Information” or “PHI” shall have the same meaning as the term “protected health information” as defined in 45 C.F.R. § 160.103.
viii.“Work Product" shall mean [**].
5.2Database. Optime will maintain a secure and centralized database ("Database”) to store [**]. The Database will comply with all terms and requirements of applicable SOPs, Financial Controls, and this Agreement, as well as all Applicable Law including, without limitation, HIPAA, HITECH, and all other applicable federal and state data protection laws.
5.3Individual Consent. The Parties shall coordinate in good faith to obtain individual authorizations and consents as necessary for data sharing to support the provision of all Services. Each Party shall maintain individual authorizations and/or consents collected by such Party as part of its Records. Before disclosing any identifiable health information to Corcept, Optime represents and warrants that it shall obtain all appropriate and valid authorizations and consents signed by the applicable individual [**].
i.Consented Individuals. [**].
ii.Non-Consented Individuals. [**].
5.4Data To Be Secure. Optime shall maintain logical structure and security controls in compliance with the Security Addendum attached hereto at Exhibit B which prevent such Data from being accessed by unauthorized persons, including third parties and other Optime customers.
5.5Data Reports. Optime will provide Corcept or third parties specifically authorized by Corcept with all Operational Data and data reports (each, a “Data Report”) as set forth at Exhibit C, as may be amended, or any subsequent Task Order, and as may be otherwise provided in any data sharing agreement and/or Task Orders which may prescribe Data content and format specifications, or the manner and frequency which Data shall be shared with Corcept. Any data sharing agreement that may be entered into between the Parties shall be incorporated into this Agreement by reference once fully executed by both Parties.
5.6Access to Corcept Information Technology. Corcept may provide Optime with access to the Corcept network, system, and/or a specific application, as Corcept may decide in its sole discretion (the “Information Technology”) for use under this Agreement. This Information Technology will be used solely for purposes of, and in connection with, the Services provided under this Agreement and for no other purpose whatsoever. Access to such Information Technology will be strictly limited to those Optime, employees, and permitted subcontractors who are required to use such Information Technology for the performance of the Services. Such Information Technology may not be copied, modified or distributed, or provided to or used by any third party. Optime will be liable for any unauthorized use of Corcept’s Information Technology by any Optime Personnel. Optime will take all reasonable precautions to prevent unauthorized access to Corcept’s Information Technology by Optime Personnel and any third party. Optime will notify Corcept immediately, and in any event within no more than [**] days of becoming aware of any actual or suspected unauthorized access to such Information Technology.
6.Adverse Event Reporting. Optime shall notify Corcept within one (1) business day but no later than three (3) calendar days (whichever comes first) of becoming aware of any Adverse Event in connection with the use of the Products to Corcept’s pharmacovigilance representative, as set forth in more detail in Exhibit D.
7.Product Complaints. Optime shall notify Corcept within one (1) business day of becoming aware of any Product Complaints in connection with the use of the Products by giving notice to Corcept’s quality assurance representative. Notifications under this Section shall include the following information, if available (a) reporting individual’s full name, address, and telephone number; (b) name, lot number and strength of the Product being reported; (c) brief description of the complaint being reported; and (d) any other information reasonably necessary for Corcept to adequately investigate or report such Product Complaint to the FDA. For purposes of this provision, Product Complaint shall mean a Product Complaint as defined in 21 C.F.R. §211.198.
8.Confidentiality.
8.1Confidential Information. “Confidential Information” means any and all confidential and proprietary information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), regardless of the means of communication, directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or whatever other form transmitted. Confidential Information includes without limitation, information that is related to any of the following: the business, activities or facilities of Disclosing Party, including research, design and development; financial, Services-related, and Personnel Data; marketing and sales information; operational information; business strategies, forecasts and plans; product and service ideas, concepts or prototypes about improving existing offerings or creating new offerings; the identity and needs of the Disclosing Party’s patients, customers, and potential customers; and all the other techniques, know-how, trade secrets, and other intellectual property that is disclosed to Receiving Party, observed or obtained in the course of performance of this Agreement that is either clearly and conspicuously marked "CONFIDENTIAL” or that reasonably should be considered confidential or proprietary under the circumstances of disclosure. The existence of this Agreement and its terms shall be treated as Confidential Information of both Parties and shall not be disclosed by either Party except as required or allowed by the terms of this Agreement.
8.2Definitions, Use and Authorized Disclosure.
i.All Confidential Information of a Disclosing Party shall be used solely for purposes of this Agreement and shall kept in strict confidence by the Receiving Party and shall be treated with the same care as Receiving Party treats its own Confidential Information, which shall be at least a reasonable standard of care. Notwithstanding the foregoing, Optime shall use heightened care to ensure that Corcept’s Confidential Information is not disclosed [**]. Each Receiving Party shall contractually require any directors, officers, employees, affiliates, consultants, agents or subcontractors (“Representatives”) who will access Disclosing Party’s Confidential Information to comply with confidentiality restrictions at least as strict as those set forth in this Agreement. Each Receiving Party acknowledges and agrees that it shall be responsible for any unauthorized access to, or use or disclosure of the Disclosing Party’s Confidential Information committed by any of the Receiving Party’s Representatives. The confidentiality and non-use obligations described in this Section do not apply to: (a) any information that has become publicly available though no action of the Receiving Party; (b) any information that is rightfully obtained from third parties who are not bound by any confidentiality requirement; (c) any information that is in the recipient’s possession prior to receipt from the Disclosing Party, as evidenced by the

Receiving Party’s contemporaneous Records; (d) is independently developed by the Receiving Party without use of, application of or access to the Disclosing Party’s Confidential Information, as evidenced by the Receiving Party’s contemporaneous Records; or (e) information required for accreditation or licensure, or the performance of routine business operations (such as those required to evidence Corcept’s status as an authorized Corcept for Product, or for Corcept to evidence the pedigree of Product).
ii.A Receiving Party may disclose the Confidential Information belonging to the Disclosing Party to the extent such disclosure is reasonably necessary in the following instances; provided, that the Receiving Party, to the extent possible, shall give the Disclosing Party prior written notice (or, to the extent prior notice is not possible, written notice as soon as possible) of the proposed disclosure and shall cooperate fully with the Disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with Applicable Law: (a) prosecuting or defending litigation; (b) complying with applicable governmental laws and regulations or rules of a securities exchange; and (c) if otherwise legally compelled to disclose such Confidential Information. In addition, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the recipient’s employees, investors, acquirers, consultants and agents who have a reasonable need to know such Confidential Information and are bound by obligations of confidentiality and non-use no less restrictive than those set forth in this Section.
iii.The Parties’ obligations of confidentiality and non-use hereunder shall survive termination or expiration of this Agreement, and shall be in addition to, and not in place of, any other non-disclosure and/or confidentiality obligations that the Parties may otherwise agree upon.
iv.Unless otherwise expressly set forth herein to the contrary, each Party hereby acknowledges and agrees that, as between the Parties, the Disclosing Party owns all right, title, and interest in and to the Confidential Information disclosed to the Receiving Party. Nothing contained herein shall be deemed to grant to either Party any rights or licenses under any patent applications or patents or any know-how, technology, inventions, or other intellectual property rights of the other Party.
8.3Corcept Confidential Information. Corcept Confidential Information under this Agreement shall include, but is not limited to, the following: (a) [**]; (b) [**]; (c) [**]; and (d) any information disclosed by or on behalf of Corcept to Optime under any nondisclosure or confidentiality agreements and/or other agreements between the Parties executed prior to the Effective Date.
8.4Exception to the Duty of Non-Disclosure.
i.The Receiving Party may disclose Confidential Information of the Disclosing Party solely to the extent such disclosure is required by Applicable Law, a valid order of a court or other governmental body having jurisdiction, or rules of a securities exchange; provided, however, that the Receiving Party both: (a) gives prompt notice to the Disclosing Party of the disclosure requirement in order to allow the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure, and (b) reasonably cooperates in such efforts by the Disclosing Party, where not prohibited by Applicable Law, court order, or securities exchange rules, in obtaining a protective order preventing or limiting the required disclosure.
ii.Optime hereby agrees that Corcept may disclose Optime’s Confidential Information or jointly owned Confidential Information, as the case may be, to regulatory authorities to the extent such disclosure is required to comply with applicable governmental regulations or is in connection with Corcept’s filings, submissions and communications with regulatory authorities, including the U.S. Securities Exchange Commission.
8.5Return of Confidential Information. Upon expiration or earlier termination of this Agreement, or upon the Disclosing Party’s earlier request, the Receiving Party (a) shall return to the Disclosing Party all documents, papers, and other materials in the Receiving Party’s possession or under the Receiving Party’s control containing the Disclosing Party’s Confidential Information, or (b) shall destroy any or all such documents, papers and other materials items, and confirm such action by sending the Disclosing Party a signed Certification of Destruction describing the materials destroyed. Notwithstanding the foregoing, each Party may retain a single archival copy of the other Party’s Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement.
8.6Injunctive Relief. Optime agrees that its obligations hereunder are necessary and reasonable in order to protect Corcept’s Confidential Information and business, and expressly agrees that monetary damages would be inadequate to compensate Corcept for any breach of the terms of this Agreement. Accordingly, Optime agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Corcept, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, to Corcept, Corcept will be entitled to seek injunctive relief against the threatened breach of this Agreement or any Task Order or the continuation of any such breach, in the appropriate court of competent jurisdiction.
8.7Safeguards. Optime shall implement and/or maintain a comprehensive written information privacy and security program that includes appropriate administrative, technical and physical safeguards and other security measures appropriate to the size and complexity of Optime’s operations and the nature and scope its activities that (a) ensure the security and confidentiality of Confidential Information and Data; (b) protect against any anticipated threats or hazards to the security, confidentiality and integrity of Confidential Information and Data; and (c) protect against unauthorized access to or use of Confidential Information and Data that could result in the destruction, use, modification or unauthorized disclosure of such materials.
9.Records; Audits, Inspection, and Investigations.
9.1Books and Records. Each Party shall keep complete, true and accurate books and written Records, including electronic Data, relating to the Product, Services, Service Fees, and the performance of obligations under this Agreement. Except to the extent that a longer retention period is specified in this Agreement or any Task Order, such Records shall be maintained for the longer of: (i) [**]; or (ii) [**]. Specifically notwithstanding Sections 4.10 or 8.4 as such provisions may apply to [**] for dispensing Product, upon [**] days advance written notice, at a Party’s own expense, during the other Party’s regular business hours, a Party (and/or its designee) shall have the right, during the Term of this Agreement, and for a period of [**] thereafter, to inspect and audit the books and Records of the other Party for the purposes of: (i) verifying compliance with this Agreement and/or law; and (ii) in the case of Corcept auditing Optime, satisfying Corcept’s obligations to the FDA to inspect and audit pharmacies that dispense Product (including obligations articulated in written or verbal instructions or requests received by Corcept from the FDA) and verifying Optime’s compliance with its obligations under this Agreement [**].
9.2Audit – Access to Facilities and Records. Once annually and more frequently for “for cause” inspections, which may be performed when other information suggests a material nonconformity with Optime’s obligations under this Agreement, including but not limited to product quality complaints or adverse events in the context of pharmacovigilance, Optime shall permit Corcept, at Corcept’s sole cost, to engage a neutral third-party mutually agreed upon auditor to conduct reasonable and appropriate inspections of Optime’s facilities and Records for purposes of ensuring compliance with pharmacovigilance, good pharmacy practices and good manufacturing practices. Corcept may conduct such inspections within [**] days of Corcept’s written request but no more than [**]. Corcept may conduct additional inspections or audits within [**] of a written notice in the event of suspected fraud, waste, or abuse, patient complaints, or a material inventory or billing discrepancies. Optime shall reasonably assist Corcept with any such inspection; provided that any such inspection shall be conducted during Optime’s normal business hours and in a manner that does not interfere with Optime’s normal business operations. Upon reasonable notice and at least once annually, Corcept shall have the right to inspect and audit Optime’s physical inventory of Products and related Records. Optime shall cooperate and assist Corcept in connection with any such inspection or audit, provided that Corcept shall not unreasonably disrupt Optime’s business operations in the process. The terms regarding audits and inspections as described in this Section apply during the Term, and shall survive for [**] years post-termination of this Agreement for any reason. Unless otherwise specified herein or in any Task Order, charges or fees shall be assessed to Corcept by Optime for such access and cooperation.
9.3Annual Independent Financial Audit. On an annual calendar basis, Optime shall obtain a financial audit from an independent external auditor (the “External Auditor”). Optime shall promptly (and in any event within [**]) provide Corcept with (a) all reports it receives from an External Auditor regarding Optime’s financial controls as relate to the Services and/or any programs related to Product, and (b) any material audit findings Corcept may also request assurances from the External Auditor to evidence Optime’s solvency. All such reports shall be deemed Confidential Information of Optime and shall be subject to Section 8 hereof.
9.4Regulatory Inspections and Investigations of Optime.
i.Prior Notice of Inspection, Investigation, Audit or Regulatory Action. Optime shall within one (1) business day notify Corcept in writing (with a copy of all associated notices and correspondence) in the event Optime receives any notice of inspection, investigation, audit or regulatory action from a regulatory agency (each, an “Inspection”), including without limitation the FDA, the United States Department of Health and Human Services, or any other government agency, any state board of pharmacy, or any national accrediting body, regarding the Services or any Product. To the extent not prohibited by Applicable Law, the Parties agree that: (a) Corcept shall have the right to be present at and to participate in any such Inspection with respect to Product or the Services; (b) Optime shall provide Corcept copies of all notices and/or communications related to any Inspection; and (c) Optime shall discuss in good faith with Corcept any corrective actions to be implemented by Optime and shall enable representatives of Corcept to participate in (including without limitation by providing reasonable advance notice of) any communications or meetings on this subject with any regulatory authority.
ii.No Prior Notice. In the event Optime does not receive any prior notice of an Inspection, Optime shall notify Corcept as soon as practicable after such inspection begins, and in all cases shall promptly notify Corcept after such Inspection concludes or in all cases within [**]. For all Inspections, to the extent permitted by Applicable Law, Optime will provide Corcept in writing with all regulatory guidance or court order, copies of all materials, correspondence, statements, forms, and Records related to this Agreement and received or generated pursuant to such Inspection, including inspection reports.
9.5Other Regulatory Correspondence. Optime shall immediately, and in all cases within [**], notify Corcept in writing (with a copy of all associated notices and correspondence) in the event Optime receives any notices or other communications (such as notice of inquiry, notice of loss of licensure, and resulting findings) from a regulatory agency regarding any facilities used in the provision of the Services hereunder, except to the extent that an earlier notice is required under this Section. The Parties agree that Corcept shall have the primary responsibility for preparing any responses to any such notices relating to this Agreement that may be required by the regulatory authority; provided, however, that Optime shall have the primary responsibility for preparing any responses relating solely to Optime’s pharmacy facility, staff, operations, and procedures. If Optime’s response relates to the Services, Product, or this Agreement, Optime shall provide any proposed correspondence to Corcept for review and approval before submission and will consider, in good faith, any comments from Corcept for inclusion. If, during an Inspection, a regulatory agency identifies an issue requiring remediation, Optime agrees to cure such issue or deficiency in a timely manner.
9.6Audit Costs. If any review uncovers errors or variations resulting in an underpayment or overpayment of amounts due for the period subject to the review, Optime will be entitled to receive the final written report. Both Parties are obligated to maintain the confidentiality of copies of the final report and may share such reports only with advisors under an obligation of confidentiality. Prompt adjustment will be made to Service Fees paid to compensate for any errors or omissions disclosed by such review. Any such review will be paid for by Corcept unless discrepancies are disclosed that amount to [**] or more of the Service Fees payable by Corcept to Optime, in which case Optime shall bear the reasonable costs of such review.

9.7Cooperation. If Corcept requests any Records, documents or other information from Optime pertaining to an inquiry from a governmental or regulatory authority or in relation to any third-Party dispute, Optime will promptly comply with such request.
10.Mutual Representations, Warranties, and Covenants.
10.1Mutual Compliance with Law. Each Party represents and warrants on behalf of itself and its Affiliates that they shall respectively comply with all Applicable Law in relation to this Agreement. Each Party further represents and warrants on behalf of itself and its Affiliates that it has and shall respectively maintain all federal, state and local approvals, licenses, permits and certifications required of their respective operations, and shall not undertake any activities which contravene this subsection in the performance of this Agreement. Each Party shall notify the other within [**] days of any anticipated, threatened, or actual suspension, revocation, condition, limitation, qualification, or other restriction on any such approval, license, permit, or certification which would materially impede that Party in the performance of its obligations under this Agreement.
10.2Authority. Each Party represents and warrants on behalf of itself and its Affiliates that it has all requisite corporate power and authority to enter into this Agreement; it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; and its execution of this Agreement and performance of its obligations hereunder do not conflict with, and are not prohibited by or inconsistent with, any other agreement to which it is a party.
10.3Exclusion. Each Party hereby represents and warrants on behalf of itself and its Affiliates that (i) neither it nor any of its employees or Representatives has been or is debarred pursuant to the FDCA or has been or is excluded or ineligible from participating in either a federal healthcare program, including without limitation, the Medicare and Medicaid programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or in any federal procurement or nonprocurement programs or proposed for exclusion under such programs, and (ii) has not been convicted of a criminal offense related to the provision of health care items or services that falls with 42 USC §1320a-7(a) or §1320a-7(b)(1)-(3) (collectively, an “Adverse Enforcement Action”). Moreover, each Party covenants that in the event it or any of its employees or Representatives are subsequently debarred under the FDCA or excluded from a federal healthcare program during the Term hereof, it shall notify the other Party within [**] days.
10.4Each Party hereby represents and warrants on behalf of itself and its Affiliates that: (i) the Services are not intended to serve, either directly or indirectly, as a means of marketing the Product; (ii) the Services are not intended to diminish the objectivity or professional judgment of Optime; and (iii) the Services do not involve the counseling or promotion of a business arrangement or other activity that violates any Applicable Law.
10.5Each Party further hereby represents, warrants and covenants on behalf of itself and its Affiliates that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or transfer anything of value, directly or indirectly to (i) any Government or Public Official (as defined below); (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of such party (if any such transfer of value would be a violation of any Applicable Laws). Each Party will make commercially reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-bribery laws. For purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof: a public international organization (including but not limited to the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

10.6Each Party agrees that it will promptly notify (and in all cases within [**]) the other Party in writing if any of the representations and warranties made by such Party on behalf of itself or its Affiliates in this Section 10 cease to be true at any time during the term of the Agreement.
11.Corcept Representations, Warranties and Covenants.
11.1Product Warranties. Corcept hereby represents and warrants that: (i) it will have good title to Product, free and clear of all security interests, liens or other encumbrances of any kind or character, which is delivered by Corcept to Optime under this Agreement; (ii) it has, and at all times during the Term shall maintain, all governmental licenses, permits and approvals required to offer for consignment or sell the Product as required under this Agreement; (iii) the Product is not adulterated or misbranded and has been approved by the FDA as required for the use(s) contemplated under the Agreement; (iv) Product complies with all Applicable Law, regulations, directives, and requirements of the FDA, federal, state and local laws, rules, including without limitation, packaging and labeling requirements, product warning requirements, product design and safety requirements and advertising requirements; and (v) Product may be introduced or delivered into interstate commerce under all Applicable Law.
11.2Bona Fide Services. Corcept hereby represents and warrants that: (i) it has engaged Optime to perform bona fide, legitimate, reasonable, and necessary Services; and (ii) the aggregate Services contracted for do not exceed those which are reasonably necessary to accomplish the commercially reasonable business purpose of the Services.
12.Optime Representations, Warranties and Covenants.
12.1Optime Conduct. Optime hereby represents, warrants and covenants on behalf of itself and its Affiliates that as of the Effective Date and during the Term of this Agreement it shall:
i.Perform all Services, and prepare all Reports, in a professional and timely manner in accordance with the terms and conditions of this Agreement, the applicable Task Orders, all SOPs (as defined herein), all applicable industry standards and professional Codes of Conduct, and all Applicable Law.
ii.Maintain all licenses, certifications, permits and authorizations pertinent to the practice of pharmacy and required by all Applicable Law and this Agreement;
iii.Make no representation, guarantee, or warranty about Product, whether orally or in writing, except as contained in Materials delivered to Optime by Corcept for use in connection with the Services;
iv.Avoid deceptive, misleading or unethical practices that are or might be detrimental to -the other Party, Product, or the public;
v.Make no false or misleading representations with regard to either Party or Product;
vi.Use its [**] to provide facilities, equipment, supplies and personnel of appropriate professional qualifications training and experience necessary to perform the Services, and perform standard checks, calibration, and any required services of pharmacy equipment as frequently as necessary to comply with applicable manufacturer recommendations and pharmacy laws;
vii.Pursuant to the Quality Agreement between the Parties effective July 16, 2020 as may be amended (“Quality Agreement”) and as may be additionally required in relation to a particular Service, install appropriate quality controls to ensure compliance with this Agreement;
viii.Train and cause its Personnel associated with this Agreement to comply with all applicable Corcept policies, SOPs, and Financial Controls;

ix.Annually renew and provide to Corcept a Service Organization Controls (“SOC”) report covering the business processes, computer systems and other mechanisms by which Optime produces and transmits to Corcept the financial data relating to the Services; and
x.Use commercially reasonable efforts to maintain an adequate inventory of Products to respond to prescription volume, and ensure that such inventory is used to fill prescriptions in accordance with all applicable SOPs and Financial Controls.
12.2Exclusivity. Optime shall not, directly or indirectly, perform services for any third party with respect to a treatment or potential treatment (whether generic or otherwise) for any disorder treated by a Product, unless otherwise specifically agreed to by the Parties.
12.3Subcontractors. Optime shall not use independent subcontractors to carry out its obligations under this Agreement without prior approval from Corcept. Any subcontractor that is expressly authorized by Corcept shall be subject to all of the terms and conditions applicable to Optime under this Agreement, and Optime shall be responsible and retain sole liability for the performance of all Optime subcontractors. Optime shall be responsible for any permitted Optime subcontractor’s compliance with the terms hereof. Optime acknowledges and agrees that a breach by any of its subcontractors under this Agreement shall be treated as a breach by Optime.
12.4All Necessary Proprietary Rights. Optime hereby represents and warrants on behalf of itself, its Affiliates, and its Representatives that it owns and possesses all right, title and interest in and to, or has valid licenses to use all the proprietary rights necessary to perform its obligations under this Agreement, and owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Optime Intellectual Property, including Optime Pre-Existing Intellectual Property, without any known conflict with, or infringement of, the rights of others, as necessary or useful to perform its obligations under this Agreement. Neither Optime nor any of its Representatives would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any third party by conducting its business (including by performing its obligations under this Agreement); and further neither Optime nor any of its Representatives have received any communications alleging that it has violated, or does violate, by conducting its business (including by performing its obligations under this Agreement), any of the patents, trademarks, service marks; tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any third party.
12.5Prior Legal Proceedings. Optime hereby represents and warrants that there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or currently threatened against Optime related to the Services and obligations under this Agreement. In the event such a claim, action, suit, proceeding, arbitration, complaint, charge, or investigation arises, Optime shall promptly notify Corcept within [**] days.
12.6No Material Liabilities or Obligations Having Adverse Effect on Performance. Optime hereby represents and warrants that it has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in Optime’s financial statements, which in all such cases, individually and in the aggregate would not have a material adverse effect on (a) the results of operations, assets, business or financial condition of Optime or (b) Optime’s ability to perform its obligations under this Agreement. Optime maintains and shall continue to maintain a standard system of accounting established and administered in accordance with GAAP.
12.7Adverse Enforcement Actions. Optime shall immediately cease all activity under this Agreement if it becomes the subject of an Adverse Enforcement Action (as that term is defined in Section 10.3 above), and shall not permit any Optime Personnel who, to its knowledge (after performing reasonable inquiry), becomes the subject of an Adverse Enforcement Action from performing any Services under this Agreement. Optime shall promptly notify Corcept (and in all cases within [**]) if any of its necessary federal and state licenses, permits or other appropriate certifications lapse, expire or are cancelled.

12.8Computer Systems. Optime hereby represents and warrants that any computer systems used in connection with the Services shall operate substantially in accordance with any descriptions or the specifications set forth in this Agreement or any applicable Task Orders. A business continuity plan, as set forth in an applicable SOP, will be implemented by Optime to assure that this warranty will be met. Optime shall use [**] technical measures to (i) detect and eliminate computer viruses and other destructive code introduced to any computer systems used in connection with the Services, (ii) correct any error reproducible by Optime in any computer systems used in connection with the Services, and (iii) ensure that any computer systems used in connection with the Services are available without interruption, except as contemplated by its business continuity plan, or as a result of a Force Majeure event.
12.9Additional Data Privacy and Security Representations and Warranties. Optime hereby represents and warrants that: (i) from the Effective Date and for so long as this Agreement is in effect, it has implemented a written information security program that includes [**] administrative, technical and physical safeguards designed to protect the safety, security and confidentiality of information and data of its clients, including Corcept; (ii) Optime’s use and dissemination of Personal Information in connection with the Services shall be conducted in accordance in all material respects with applicable privacy policies published or otherwise adopted by Optime and all Applicable Law; (iii) Optime shall: (A) take [**] steps to ensure that information related to Corcept is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (B) take all [**] steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties; and (C) encrypt all such information while in transit outside of Optime’s computing systems or networks. Without limiting the foregoing, Optime shall provide in writing to Corcept, upon reasonable request: (i) a summary of its then current written information security program; (ii) confirmation that, to Optime’s knowledge, no unauthorized access, interruption or modification to, loss, or destruction Corcept’s Confidential Information or non-public Personal Information provided by or on behalf of Corcept (each, a “Data Breach”) has occurred; and (iii) a written privacy policy governing the manner by which Optime collects, uses and transfers nonpublic Personal Information and other Confidential Information. Optime further represents and warrants that it shall notify Corcept [**] after Optime becomes aware of any Data Breach, and shall provide information about such Data Breach as reasonably requested by Corcept.
13Intellectual Property.
13.1Pre-Existing Intellectual Property.
iFor purposes of this Agreement, “Intellectual Property” shall mean any and all patents, innovations, trade secrets, inventions, know-how, copyrights and works of authorship, trademarks, service marks, trade dress, ideas, improvements, methods, algorithms, designs, software, code, discoveries, enhancements, modifications, data, other registered and/or non-registered intellectual property, and information of every kind and description, applications and issued rights for the same, and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including without limitation all derivative works, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression.
iiCorcept shall remain the sole owner of all right, title and interest in and to, or licensee of, as applicable, all Confidential Information and all Intellectual Property Rights that are owned or controlled by Corcept as of the Effective Date and/or otherwise independently of Optime and this Agreement (“Pre-Existing Corcept Intellectual Property”), and no right, title or interest therein is transferred or granted to Optime except solely as provided in Section 13.5 below. Any rights accrued by Corcept in the relationship with Optime prior to the Effective Date of this Agreement shall continue to belong to Corcept unmodified by this Agreement.
iiiOptime shall remain the sole owner of all right, title and interest in and to, or licensee of, as applicable, [**] as of the Effective Date and/or otherwise independently of Corcept and this Agreement (“Pre-Existing

Optime Intellectual Property”), including without limitation [**] and all intellectual property rights claiming or covering the [**], and no right, title or interest therein is transferred or granted to Corcept except solely as provided in Section 13.3.
13.2Optime Intellectual Property. Optime shall own all right, title, and interest in and to all Optime Work Product.
13.3Optime License to Corcept.
Optime hereby grants to Corcept a [**] license, [**] under all Intellectual Property Rights that are owned or controlled by Optime and that are [**].
13.4Corcept Intellectual Property.
iCorcept shall own all right, title, and interest in and to all Corcept Work Product, Materials, Deliverables, and Data not related to Optime Work Product arising or otherwise established and maintained for the purposes of providing the Services herein. All such right, title, and interest in and to all (A) Corcept Work Product, Materials, and Deliverables, arising from or related to the Services, and (B) all Data not related to Optime Work Product, shall be collectively referred to as “Corcept Intellectual Property.” Optime shall assign, and shall cause its Personnel to assign, and hereby assigns to Corcept all right, title, and interest in and to the Corcept Intellectual Property without royalty or other consideration (other than compensation for Services as provided by this Agreement). Optime shall require that, prior to the performance by its Personnel of any work in connection with this Agreement, all such Personnel are bound by written agreements providing for the assignment to Optime of all inventions, discoveries and improvements that they may conceive or make in connection with Corcept Intellectual Property. Optime will disclose Work Product under this paragraph promptly to Corcept. Optime will execute any documents reasonably required for Corcept to perfect its ownership interest in any Work Product.
13.5License to Optime.
iSubject to the terms and conditions of this Agreement, Corcept hereby grants Optime a [**] license, limited to the term of this Agreement, to use Pre-Existing Corcept Intellectual Property and Work Product and Materials, solely for the purpose of [**].
iiDuring the Term, in the event Optime has the need to use Corcept's trademarks. service marks, and related trade dress (the "Marks") in the Territory solely in connection with the performance of its obligations under this Agreement and/or to provide the Services hereunder, Optime may display or otherwise use the Marks only with the prior written approval by Corcept. This Section 13.5(ii) shall not constitute a license to use the Marks or the goodwill associated therewith for any other purpose. and upon expiration or termination of this Agreement for whatever reason, Optime shall immediately cease all use of the Marks and the goodwill associated therewith. Optime shall not alter any Marks and further shall not register, or cause to be registered, any marks similar to the Marks. Optime shall not at any time do or permit any act to be done which may in any way impair the rights of Corcept in the Marks. Optime shall not obtain or assert any claim to any of the Marks (whether owned by Corcept or licensed to Corcept) in the Territory or otherwise, and Optime shall assign and hereby assigns to Corcept all its right, title and interest in any rights so obtained
13.6SOPs and Financial Controls. The Parties shall jointly own [**] established and maintained for the purposes of providing the Services herein. Nonetheless, Optime acknowledges that SOPs and Financial Controls relating to Products and Services provided in support of such Products constitute Corcept Confidential Information and include trade secret information developed using substantial Corcept resources, which is integral to Corcept’s business, and the disclosure of which would cause irreparable harm to Corcept. As such, during the term of this Agreement and for a period of [**] thereafter, Optime shall not [**]. Notwithstanding any other provision in this Agreement, this Section 13.6 shall survive termination of this Agreement for any reason.

13.7No Implied Rights or Licenses. Neither Party grants to the other Party any rights or licenses in or to any patent or other Intellectual Property right, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this Agreement.
14.Term of Agreement. This Agreement shall commence on the Effective Date, and continue for a period of three (3) years. Thereafter, this Agreement shall automatically renew for successive three-year terms unless either Party sends a notice of non-renewal to the other Party at least [**] days prior to the expiration of the term then in effect (the initial term and any renewal terms being collectively, the “Term”).
15.Termination.
15.1Termination for Convenience. Corcept shall have the right to terminate this Agreement in its entirety or any Task Order at any time with or without cause upon [**] days prior written notice to Optime. In the event a Task Order is terminated without cause, Corcept shall pay Optime for all Services rendered through the effective date of termination in accordance with the Service Fees set forth in such Task Order, together with any reasonable additional non-cancellable expenses actually incurred in connection with the shutdown or previously committed to. Optime shall make every effort to limit any expenses incurred after receiving the termination notice and any excess funds held in reserve by Optime shall promptly be returned to Corcept.
15.2Termination for Material Breach. Either Party may terminate this Agreement upon the occurrence of a material breach by the other Party, subject to the following procedure; provided, however, in the event Optime breaches Section 12.4 of this Agreement, then Corcept may immediately terminate this Agreement upon written notice to Optime. The non-breaching Party must give written notice to the breaching Party of the nature and occurrence of such breach. If the breach is not cured within [**] days of such notice, or if the breach cannot reasonably be cured within such [**]day period, then the non-breaching Party may provide written notice to the breaching Party that this Agreement will be terminated immediately.
15.3Termination due to Bankruptcy or Insolvency Notwithstanding the forgoing, either Party may effect an immediate termination of this Agreement upon notice to the other Party if the other Party: (i) is dissolved or applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (ii) files a voluntary petition in bankruptcy; (iii) admits in writing its inability to pay its debts as they become due; (iv) makes a general assignment for the benefit of creditors; (v) files a petition or an answer seeking reorganization or arrangement with creditors or takes advantage of any insolvency law; or (vi) is subject to an order, judgment or decree entered, or to be entered, by a court of competent jurisdiction, on the application of a creditor, adjudicating such Party as bankrupt or insolvent, approving a petition seeking reorganization of such Party, or appointing a receiver, trustee or liquidator of such Party of all or a substantial part of its assets. Termination shall have no effect upon the rights or obligations of the Parties arising out of any transactions occurring prior to the effective date of such termination.
15.4Termination for Debarment. Corcept shall have the right to terminate this Agreement immediately upon written notice to Optime if either (i) Optime or any of Representatives providing Services hereunder becomes debarred or receives notice of or threat of debarment under the provisions of the Generic Drug Enforcement Act of 1992 as amended or any other federal or state debarment or exclusion list; or (ii) Optime is in breach of Section 10.1.
15.5Effect of Termination of the Agreement.
i.Upon termination of this Agreement, Optime shall immediately return and transfer to Corcept, in accordance with Corcept’s instructions and in a manner that is mutually agreed upon in advance of such transfer, all Corcept property and Corcept Intellectual Property in Optime’s possession and control, including [**]. In addition, Optime shall make available to Corcept for its [**]. Any return of Product inventory shall be at Corcept’s expense. Optime will use [**] to transfer any Data, files, inventory and any other items specified by Corcept, as well as any other items as may be [**] by successor pharmacy or pharmacies designated by Corcept, and take such other steps, without delay, as are [**] to assure that patients continue to receive Products without interruption or delay.
ii.Optime shall [**] to collect, or assist a Corcept designated third-party to collect, any outstanding Corcept Funds. Optime shall otherwise provide all other cooperation [**] by Corcept to ensure a smooth transition and the uninterrupted operation of the specified Services.
iii.Upon termination of any Task Order, Corcept shall pay to Optime all undisputed amounts due for all Services rendered by Optime under the terms of the Task Order in addition to any non-cancellable obligations or expenditures incurred by Optime in accordance with the Task Order, provided that all such payments have been previously authorized by Corcept. Such payments shall be paid on a pro rata basis up to the effective date of termination of such Services to the extent such payments were not yet paid under the provisions of the applicable Task Order. Any funds held by Optime, which by contract definition or amendment are deemed unearned, shall be immediately returned to Corcept but not less than [**] days after termination or expiration of any Task Order or this Agreement.
15.6Effect of Termination of Any Task Orders. The termination of any Task Order will not terminate this Agreement with respect to any other ongoing Task Orders.
16.Indemnification.
16.1Corcept's Indemnification Obligation. Subject to the terms hereof, and on behalf of itself and its Affiliates, Corcept shall indemnify, defend and hold harmless Optime, its Affiliates and their respective officers, directors, and employees (collectively, the “Optime Group”) from and against any loss, costs, damages, or expense (including reasonable attorneys' fees) (collectively, "Losses") resulting from any claim, demand, action or proceeding brought by a third party (collectively, “Claims”) to the extent arising from: (i) breach of any Corcept representation or warranty hereunder by any member of the Corcept Group (as defined below); (ii) the negligence, gross negligence, fraud, or willful misconduct by any member of the Corcept Group; (iii) failure by any member of the Corcept Group to comply with the terms of this Agreement; (iv) violation of Applicable Law by any member of the Corcept Group; (v) use of the Product by a patient with a valid prescription for said Product; or (vi) the manufacture, sale, or importation of Product by Corcept. Such obligation to indemnify, defend and hold harmless shall not apply to the extent that Losses from Claims arise from: (i) failure by any member of the Optime Group to comply with the terms and conditions of this Agreement (including breach of any representations and warranties under this Agreement); or (ii) the negligence, gross negligence, or willful misconduct of any member of the Optime Group.
16.2Optime's Indemnification Obligation. Subject to the terms hereof, and on behalf of itself and its Affiliates, Optime shall indemnify, defend and hold harmless Corcept, its Affiliates and their respective officers, directors, and employees (collectively, the “Corcept Group”) from and against any Losses resulting from any Claims to the extent arising from: (i) breach of any Optime representation or warranty hereunder by any member of the Optime Group; (ii) the negligence, gross negligence, fraud, or willful misconduct by any member of the Optime Group; (iii) failure by any member of the Optime Group to adhere to the terms of any Task Order, Corcept’s written instructions, the Security Addendum, or the terms of this Agreement; or (iv) violation of Applicable Law by any member of the Optime Group. Such obligation to indemnify, defend and hold harmless shall not apply to the extent that Losses from Claims arise from: (i) failure by any member of the Corcept Group to adhere to the terms and conditions of this Agreement (including breach of any representations and warranties under this Agreement); or (ii) the negligence, gross negligence, or willful misconduct of any member of the Corcept Group.
16.3Indemnification Process. The Party seeking indemnification (“Requesting Party”) will promptly notify the other Party (“Indemnitor”) in writing upon receipt of oral or written notice of any actual or alleged Claim for which Requesting Party seeks indemnity, provided that failure to provide such notice will not release Indemnitor from any obligations hereunder except to the extent that Indemnitor is materially prejudiced by such failure. The Requesting Party shall (a) allow the Indemnitor, at its discretion and cost, to assume direction and control the defense of such Claim, (b) diligently assist the Indemnitor and cooperate in defending against such Claim; and (c) not, except at its own cost, voluntarily make or agree to make any payment or incur any expense in connection with any such Claim without the prior written consent of the Indemnitor. Indemnitor will use counsel reasonably satisfactory to the Requesting Party to defend each Claim, and the Requesting Party shall have the right to participate in the defense of any Claim and select and obtain representation by separate legal counsel at its own expense. If, at any time, Indemnitor reasonably determines that any Claim might adversely affect any Requesting Party, then, without limiting Indemnitor’s indemnification obligations, the Requesting Party may take control of the defense of the Claim, and in such event, the Requesting Party and its counsel will proceed diligently and in good faith with that defense. Neither Party shall settle or otherwise compromise any Claim or suit in any manner that adversely affects the other Party hereunder or imposes obligations on the other Party beyond what is set forth in this Agreement without prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed. Indemnitor will use reasonable efforts to ensure that any settlement it makes of any Claim is made confidential, except where not permitted by Applicable Law.
16.4Limitation of Liability. EXCEPT TO THE EXTENT RELATED TO INTELLECTUAL PROPERTY, CONFIDENTIALITY, DATA PROTECTION, INDEMNIFICATION, OR PRIVACY OBLIGATIONS, OR CLAIMS OF FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, SPECIAL OR EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
17.Insurance.
17.1General Insurance Terms and Obligations. Each Party shall maintain in effect during the Term of this Agreement a Comprehensive General Liability Policy underwritten by an insurance company that carries an [**] rating from [**] and shall name the other Party as an Additional Insured party. This comprehensive insurance policy shall be in an amount not less than [**] per occurrence, and [**] in the annual aggregate. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance program.  All insurance required hereunder may not have deductibles or self-insured retentions [**]. If any insurance required hereunder is [**], then said insurance shall [**].  Upon request, a Party shall promptly provide the other Party with a certificate of insurance evidencing compliance with this Section.  Any acceptance of insurance certificates by either Party shall not limit or relieve their duties and responsibilities assumed under this Agreement.  The amount of such required insurance coverage under this Section shall not limit either Party’s obligations under this Agreement.  Each Party shall provide the other Party a [**] day notice of cancellation, non-renewal or material modification of any of the required insurance coverages. In no event will the coverage or limits of any insurance maintained under this Agreement, or the lack or unavailability of any other insurance, limit or diminish in any way either Parties obligations or liability under this Agreement.
17.2Additional Insurance by Optime. Additionally, Optime shall maintain during the Term the following insurance coverage:
i.Fire and extended property insurance sufficient to cover [**]. Optime shall name Corcept and its subsidiaries as Loss Payees to such insurance.
ii.Worker's Compensation insurance as required by Applicable Law.
iii.Professional liability and Errors and Omissions Liability insurance covering liability for loss or damage due to an act, error or negligence having a limit of [**].
iv.Optime shall maintain cyber liability insurance coverage to cover liability arising out of Optime’s failure to protect PHI and any other information deemed confidential by any Applicable or governing law, statute, or regulation with a limit of [**] per claim. Such coverage shall include[**], in rendering Services or otherwise in connection with this Agreement, including:
A.[**]; and

B.[**].

18.Miscellaneous.
18.1Assignability. Neither Party may assign, transfer, or otherwise delegate rights or obligations under this Agreement in whole or in part without the prior written consent of the other Party except as set out herein. Notwithstanding the foregoing, Optime and Corcept each shall have the right to assign the Agreement and any Task Orders (including by operation of law), in whole or in part, without such consent to an affiliated company or to a third party successor who acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, acquisition, consolidation, reorganization, sale or otherwise). Any such permitted assignment shall be effective only if the assignee agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment of this Agreement not in compliance with this Section shall be null and void.
18.2No Implied Rights or Licenses. Except as expressly provided in this Agreement, nothing contained herein shall be deemed to grant either Party any rights or licenses under any Intellectual Property rights of the other Party.
18.3 Relationship of the Parties. The relationship between the Parties is that of independent contractors, and nothing in this Agreement will be construed to create any partnership, joint venture, agency, or employment relationship between the Parties or between Corcept and the Personnel of Optime or any other kind of relationship and neither Party has any equity interest, voting right nor control over the other Party. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Optime shall have complete and exclusive control over its employees, subcontractors and agents and shall be solely responsible for expenses and liabilities associated with the employment of its employees, subcontractors and agents. Optime will make no claim against Corcept or its Affiliates for eligibility to participate in any benefits extended by Corcept to its employees. Optime will have no authority to act for, bind or commit Corcept or its Affiliates in any way.
18.4Amendment. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by both Parties. No waiver by a Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other Party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or the right of any of the parties thereafter to enforce each and every provision in accordance with the terms of this Agreement.
18.5Exclusivity. Subject to the terms of this Agreement, and unless expressly stated otherwise in the applicable Task Order, Optime shall be Corcept’s exclusive provider of direct-to-patient pharmacy services for any Product covered by a Task Order. Subject to [**] days prior written notice, Corcept may elect, in its sole discretion, to modify this Section 18.5 to render this Agreement non-exclusive for any given Product.
18.6Force Majeure. A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party's reasonable control, including any of the following events or conditions, provided that such event or condition is not reasonably within the control of the nonperforming Party: civil strife, riots, acts of terrorism, insurrection, civil disturbance, war, terrorism (including but not limited to cyber security terrorism), strikes, lockouts, pandemic, fire, earthquake, flood, hurricane, typhoon, and explosion (each, a “Force Majeure Event”). If a Force Majeure Event occurs, the Party that is prevented by that Force Majeure Event from performing any one or more obligations under this Agreement (except in respect of any obligation to pay money) (the "Nonperforming Party") will be excused from performing those obligations, provided that such performance shall be excused only to the extent of and during such disability; provided, further, that the affected Party takes reasonable, diligent efforts to remove the condition constituting force majeure or to avoid its affects so as to resume performance as soon as practicable. Upon occurrence of a Force Majeure Event, the Nonperforming Party shall promptly notify the other Party of occurrence of that Force Majeure Event, its effect on performance, and how long that Party expects it to last. Thereafter the Nonperforming Party shall update that information as reasonably necessary. During a Force Majeure Event, the Nonperforming Party shall use reasonable efforts to limit damages to the Performing Party and to resume its performance under this Agreement. Resumption of obligations shall be made as soon as reasonably possible after the removal of such Force Majeure event and if commercially reasonable, the time for performance of this Agreement shall be extended for a equal to the duration of such cause and the time reasonably necessary to effect a cure of the Force Majeure event. If at any time Company claims Force Majeure in respect of its obligations under this Agreement and such Force Majeure lasts, or is expected to last, more than [**] days, Corcept may terminate this Agreement effective upon [**] days prior written notice.
18.7Notices. Any notices required or permitted hereunder to be given by either Party to the other shall be in writing and may be transmitted either by electronic mail, courier, personal delivery, or by registered or certified mail (postage prepaid with return receipt requested). Mailed notices shall be addressed to the Parties at the addresses appearing in this paragraph. Each Party may change its address by written notice in accordance with this paragraph. Notices shall be deemed communicated as of the date of actual receipt (which, in the case of mailed notices, shall be evidenced by a delivery receipt).

Notices to Corcept:
Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, CA 94025
Attention: Chief Business Officer
Copies to:	Sean Maduck, President, Endocrinology, [**]
JD Lyon, Chief Accounting Officer, [**]
[**]

Notices to Optime:
Optime Care, Inc.
4060 Wedgeway Court
Earth City, MO 63045
Attention: Stephanie Wasilewski, General Manager
Email: [**]
Copies to: [**]
18.8Governing Law. This Agreement shall be governed by, construed in accordance with, and interpreted under the laws of the State of Delaware, without giving effect to any conflicts of law principles, and any dispute between Corcept and Optime arising out of or related to the Agreement, any Task Order or other Agreement documents will be heard by and be subject to the exclusive jurisdiction of the state and federal courts of Delaware; provided that, in the event of any dispute between the Parties, prior to any Party commencing an action for damages, each Party will designate a representative and the representatives will meet in person or telephonically in a good-faith attempt to resolve their differences. Prior to such meeting, the complaining Party will provide a written explanation of the dispute. This clause will not preclude Parties from seeking provisional remedies, including without limitation remedies for preliminary injunctive relief, from a court of appropriate jurisdiction.
18.9Complete Agreement. This Agreement (together with all Exhibits and Task Orders hereto incorporated by reference) constitutes the entire agreement between the Parties with respect to the Services and supersedes all prior and contemporaneous negotiations, representations or agreements, written or oral, regarding the subject matter hereof. Corcept specifically rejects and will not be bound by any other terms and conditions. Each Task Order shall constitute all of the terms and conditions with respect to the subject matter thereof, merging, integrating, and superseding all prior and contemporaneous representations and understandings with respect thereto. No modification, amendment or waiver of any of the provisions of the Agreement or any Task Order shall be binding upon the Parties unless made in writing and duly executed by authorized representatives of Corcept and Optime.
18.10Construction, Modification and Waiver. If any of the provisions of this Agreement are held void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible. Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement and shall not be employed in interpreting this Agreement. Any modification of this Agreement shall be in writing and shall be signed by authorized representatives of both Corcept and Optime. Any attempt to modify this Agreement orally or in a writing not executed by authorized representatives of both Parties shall be void. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
18.11Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. The Parties shall make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized
18.12Order of Precedence: In the event of any conflicts or inconsistencies between this Agreement and any Task Order, the following order of precedence shall apply, but only with respect to the specific subject matter of each: (i) Task Order terms, (ii) Agreement. To the extent that the terms contained in the body of this Agreement conflict or are inconsistent with those contained in any of the Exhibits, the terms contained in this Agreement shall control to the extent of such conflict.
18.13Use of Names. Neither Party shall use the other Party' s name or the name of any member of that Party's Personnel in any advertising, packaging, promotional material, or press release relating to this Agreement without the prior written approval of the other Party except to the extent such disclosure is reasonably necessary for (a) providing the Services or SPARK Program support, (b) regulatory filings including filings with the U.S. Securities and Exchange Commission or the FDA (or any equivalent oversight body in a country other than the United States), or (c) complying with applicable governmental regulations and legal requirements. Neither Party shall use the other Party's name or the name of any member of that Party's Personnel in any advertising packaging, promotional material, oral or written release of any statement, press release relating to this Agreement, without the prior written approval of the other Party except to the extent such disclosure is reasonably necessary for (a) regulatory filings, including filings with the U.S. Securities and Exchange Commission or the FDA (or any equivalent oversight body in a country other than the United States), or (b) complying with applicable governmental regulations and legal requirements. Neither Party will disparage the other Party or any Product or Services.
18.14Survival. Unless otherwise expressly provided herein, only Sections 1, 2, 3, 4, 5, 8, 9, 10, 11, 12, 13, 15.3, 15.5, 15.6, 16, Exhibit B, Exhibit C and this Section 18 shall survive the termination or expiration of this Agreement for any reason.

18.15Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be an original and all of which will constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which will be binding when sent.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS THIS PAGE]

The Parties have caused this Agreement to be executed as of the date of signatures written below by their duly authorized representatives, with the Agreement to be effective as of the Effective Date.

CORCEPT THERAPEUTICS INCORPORATED		OPTIME CARE, INC.

By:	/s/ Sean Maduck	By:	/s/ Stephanie Wasilewski

Name:	Sean Maduck	Name:	Stephanie Wasilewski

Title:	President, Endocrinology	Title:	General Manager

Date:	3/16/2024	Date:	3/15/2024

EXHIBIT A – FORM OF TASK ORDER
Task Order Number [INSERT NUMBER] to Master Services Agreement Between
Corcept Therapeutics Incorporated and Optime Care, Inc.

This Task Order Number [INSERT NUMBER] (the "Task Order") is effective as of [INSERT DATE] pursuant to, and as a part of, that certain Distribution Services Agreement (the "Agreement") effective April 1, 2024 between Corcept Therapeutics Incorporated ("Corcept') and Optime Care, Inc. ("Optime").

Product	For the purposes of this Task Order, "Product" shall mean Corcept's product known as [INSERT PRODUCT NAME] and any successor thereto.
Territory:	UNITED STATES
Project Director	[INSERT NAME]
Corcept Representative	[INSERT NAME]
Corcept Personnel	[INSERT THE NUMBER OF PERSONNEL TO BE STAFFED ON THIS PROJECT AND ONLY THE APPLICABLE POSITION/TITLE OF THE PERSONNEL]
SOP(s) and Financial Controls:	[INSERT ALL SOPS AND FINANCIALS CONTROLS APPLICABLE TO THIS PROJECT].
Services to be Performed:	[INSERT DESCRIPTION OF EACH SERVICE TO BE PERFORMED].
Project Schedule and Timeline of Services	Target Start Date: [INSERT DATE] Target Completion Date (if applicable): [INSERT DATE, ONLY IF APPLICABLE].
Services Fees
Deliverables and Delivery Schedule	Optime shall generate and provide to Corcept the following Deliverables: • [INSERT DELIVERABLE]: •[DELIVERY SCHEDULE; E.G., DAILY /WEEKLY /MONTHLY /QUARTERLY /ANNUALLY].
Product Complaint Contact Information	[INSERT APPROPRIATE CORCEPT QA PERSONNEL NAME AND CONTRACT INFORMATION]
Adverse Event Contact Information	[INSERT APPROPRIATE CORCEPT PV PERSONNEL NAME AND CONTRACT INFORMATION]
Other Terms, If Any	[INSERT TERMS, IF ANY]

IN WITNESS WHEREOF, the Parties have caused this Task Order to be executed by their duly authorized representatives.

CORCEPT THERAPEUTICS INCORPORATED		OPTIME CARE, INC.
By:	/s/ Sean Maduck	By:	/s/ Stephanie Wasilewski
Name:	Sean Maduck	Name:	Stephanie Wasilewski
Title:	President, Endocrinology	Title:	General Manager
Date:	3/16/2024	Date:	3/15/2024

EXHIBIT B
SECURITY ADDENDUM
This Security Addendum ("Addendum") effective as of the Effective Date is by and between Corcept Therapeutics Incorporated, with its principal place of business at 149 Commonwealth Drive, Menlo Park, CA 94025 ("Corcept") and Optime Care, Inc., with its principal place of business at 4060 Wedgeway Court, Earth City, MO 63045 ("Service Provider"). This Addendum forms part of that certain Amendment No. 3 to the Distribution Services Agreement effective as of April 1, 2024 ("Agreement").
•Service Provider may have access to certain Data in order to perform the Services which contains certain Personal Information.

•This Addendum serves as an Exhibit to the Agreement and addresses Service Provider's obligations when Processing Data.
•Corcept entered into the Agreement with Service Provider to procure Services, and in performing the Services, Service Provider has access to Data (as defined below); and
WHEREAS, the parties desire to enter into this Addendum to address and define their obligations related to the security regarding the Data.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Capitalized terms shall have the definitions set forth in this Section, or throughout this Addendum. All capitalized terms not defined in this Addendum have the meanings set forth in the Agreement.
"Data" shall have the meaning assigned to it in Section 5.1(ii) of the Agreement.
“Data Privacy Laws” shall have the meaning assigned to it in Section 5.1(iii) of the Agreement.
"Personal Information" shall have the meaning assigned to it in Section 5.1(vi) of the Agreement.
“Services” shall have the meaning assigned to it in Section 2.1 of the Agreement.
"Virus(es)" means viruses, Trojan Horses, malware, time-bombs, time-outs, backdoors, worms, spyware, ransomware, spoofing, or any mechanism that allows remote or unauthorized access, copy prevention, deletion, disabling, modification, corruption, or anything similar to data, the Services (if applicable) or a network.
2.Data Security Protections.
2.1.Security Measures. Service Provider shall develop, implement and maintain (1) a written comprehensive information security program, and (2) technical, organizational and physical measures, safeguards and policies, all of which are designed to protect the confidentiality, integrity, availability and security of Data and Database, and which are consistent with industry standards and applicable laws.
Service Providers safeguards for the protection of Data and Database must include, at a minimum: (i) limiting access of Data; (ii) securing all systems, including without limitation, business facilities, data centers, paper files, servers, back-up systems and computing equipment, including all mobile devices and other equipment with information storage capability; (iii) implementing network, device, application, database and platform security; (iv) securing information transmission, storage and disposal; (v) implementing authentication and access controls within media, applications, operating systems and equipment; (vi) de-identified and encryption of Data at rest and in transit; (vii) pseudonymization and encryption of Data transmitted over public or wireless networks; (viii)

conducting penetration testing and vulnerability scans and promptly implementing, at Service Provider's sole cost and expense, a corrective action plan to correct the issues that are reported as a result of the testing; (ix) implementing appropriate personnel security and integrity procedures and practices, including conducting background checks consistent with applicable law; (x) ensuring the ability to restore the availability and access to Data in a timely manner in the event of a physical or technical incident; and (xi) establishing a process for regularly testing, assessing and evaluating the effectiveness of the technical and organizational measures for ensuring the security of the processing.
2.2.Security of Data. To the extent applicable, Service Provider shall ensure that all Data processed by Service Provider or its Personnel in the course of performing the Services is secure from third parties, including implementing any necessary access barriers and password authorization procedures in connection therewith.
2.3.Corcept Policies. Service Provider and its Personnel shall comply with the mutually agreed upon IT security and data privacy policies of Corcept, which shall be made available to Service Provider prior to execution of this Agreement or for new Corcept policies, within [**] days of implementation and notice to Optime.
2.4.Information Security Policies. Upon request, Service Provider shall provide to Corcept its information security policies.
2.5.Viruses. Service Provider is solely liable for any damage or loss arising from its introduction of a Virus into Corcept's or any third party’s network or computer system, and for any damage or loss to the Data arising from the introduction of a Virus into the Services or Corcept's network or computer system. To the extent that Services include access by Corcept to a software-as-a-service program or hosted software, then Service Provider will (i) use industry standard (or better) anti-virus software to prevent the introduction of Viruses into the Services and Corcept's network; and (ii) continuously monitor the Services for Viruses and promptly remove all Viruses detected. Service Provider shall not introduce any Viruses into the Services.
3.Data Security Incident.
3.1.Incident. In the event that Service Provider or any of its Personnel become aware of an actual or suspected data security breach, an unauthorized access, use, loss, theft, damage or acquisition of Data, or any other event that compromises the security, confidentiality or integrity of the Data (“Incident”), Service Provider shall: (i) promptly communicate the nature of the Incident to Corcept, a description of the Incident, the data and time period of the Incident, the Data involved in the Incident, an estimate of the number of data subjects involved in the Incident and their location; (ii) assist Corcept with mitigating the damages resulting from the Incident; and (iii) allow Corcept to have sole control, provided such control is in compliance with all Applicable Laws, over the timing, content, and method of providing notification to the impacted individuals and governmental authorities, if applicable.
3.2.Liability for Incident. In addition to any other remedies available to Corcept under this Agreement, in law or in equity, for any Incident resulting from the acts or omissions of Service Provider or its Personnel, Service Provider shall: (i) take any corrective actions necessary to remedy the Incident; and (ii) reimburse Corcept for its reasonable and necessary out-of-pocket costs and expenses relating to the Incident including: (1) Corcept’s reasonable and necessary costs incurred in notifying impacted individuals, governmental authorities, and credit bureaus; (2) Corcept’s reasonable and necessary attorneys’ fees; (3) Corcept’s reasonable and necessary costs of obtaining credit monitoring services and identity theft insurance for the benefit of the impacted individuals; (4) call center support to notify impacted individuals for [**] days; (5) all fines, penalties or charges assessed by a governmental entity directly resulting from the acts or omissions of Optime; and (6) reasonable and necessary forensic IT services used by Corcept relating to the Incident((1)-(6) are presumed direct damages, subject to ) .

4.PCI-DSS. In the event the Services involve the access to or processing of credit card information, then this Section shall apply. With respect to any credit card information, card holder data and sensitive authentication data (collectively “CHD”), Service Provider shall comply with the Payment Card Industry Data Security Standards (PCI DSS), as may be updated from time to time, and provide any attestations of such as reasonably requested by Corcept. Service Provider will only use CHD as minimally necessary to perform its obligations under this Agreement, and immediately and permanently destroy such CHD after any such use. Additionally, Service Provider will obtain and maintain for the duration of the Agreement, a third-party audit confirming compliance with PCI-DSS. Service Provider will provide Corcept with that Attestation of Compliance (“AOC”) promptly upon its receipt and annually thereafter. Service Provider shall be liable to Corcept for its breach or misuse of the CHD (or that of its Personnel), and will be liable for all fines, assessments, chargebacks, fees, penalties or the like imposed on Corcept because of such.
5.SSAE / SOC Reports. Service Provider shall submit to an independent, reputable third-party audit governed by the American Institute of Certified Public Accountants’ (AICPA) Statement on Standards for Attestation Engagements (SSAE) No. 18 (SOC 1 Type II) and the International Standard on Assurance Engagements 3402 (ISAE 3402) (in accordance with the requirements of the International Federation of Accountants (IFAC)) (or equivalents) and obtain certificates of compliance on an annual basis. Service Provider shall provide Corcept a copy of the most recent available audit report at least annually and any time upon request. All deficiencies described in any audit report must be promptly corrected by Service Provider.
6.Data Security Audit. Service Provider shall permit Corcept to engage an applicable third-party to perform a data security audit as Corcept may reasonably request, in accordance with accepted applicable industry practices and standards, once per calendar year, to verify that they are complying with the requirements under this Agreement relating to data privacy and security, at Corcept’s expense. In addition, Service Provider will promptly respond to all of Corcept’s reasonable and applicable requests for information about its data security and privacy practices.
7.Cloud Services. This Section applies to the extent that Service Provider is, or the Services involve, hosting or storing Data.
7.1.Hosting. Data must be stored, with geographical redundancy, in the United States at a facility ("Data Center") that is annually audited for compliance with industry standard security measures in accordance with the NIST Cybersecurity Framework and/or ISO 27001. If Service Provider subcontracts the operation of such hosting or storage to a third-party data center, such subcontractor must be internationally recognized within its industry for the quality and reliability of its services. Service Provider may not change the Data Center provider or location without at least 60 days prior written notice to Corcept. If Service Provider changes the Data Center provider, Service Provider will not charge Corcept for any costs associated with such change.
7.2.Disaster Recovery / Data Recovery. Service Provider will keep complete backups of the Data, using state-of-the-art backup and recovery methods in compliance with industry standards and applicable laws, for the purposes of an orderly and timely recovery of Data. In the event any Data is lost, deleted, damaged or corrupted, Service Provider will work continuously to protect the Data, and (as applicable) restore, recover, and repair the Data from the latest backup, at no additional cost to Corcept. Service Provider will ensure the Data Center performs a complete backup of Data at least [**].
8.Network Security. This Section applies to the extent that Service Provider has access to Corcept's Network.
8.1.Network Access. “Network” means Corcept’s information technology network which includes certain hardware, software, communication systems, infrastructure, network architecture, equipment, electronic devices and electronic data. The data stored in the Network includes Corcept’s confidential information and Data. Corcept may deny, change, revoke or terminate Service Provider’s or its Personnel’s access to the Network, at any time, in Corcept’s sole discretion, without cause or advance notice.

8.2.Protection of the IT Network. Service Provider and its Personnel will not, by any act or omission, adversely affect or alter the operation, functionality or technical environment of the Network. Service Provider and its Personnel will not use the Network in a way that will subject Corcept to criminal or civil liability. Service Provider agrees to comply with, and cause its Personnel to comply with, all data security, privacy and facilities policies that are applicable to the use of and access to Corcept’s Network. Service Provider will ensure at all times that all computers or other electronic devices used by Service Provider or its Personnel to connect to the Network have reputable and current anti-Virus software and the appropriate security patches installed. Corcept shall have the right to audit the security logs of Service Provider and any of its Personnel to ensure that it/they are using appropriate routers, firewalls and anti-Virus software necessary to protect Corcept’s Network from Viruses. Service Provider shall be liable for all damage to or loss to data accessed via the Network, disruption of use of all or any part of the Network, or other loss or damage to Corcept, its customers, employees, applicants or any third party resulting in whole or in part, directly or indirectly, from Service Provider’s or its Personnel’s introduction of a Virus into or through the Network.
8.3.Risk of Loss. In accessing and using the Network, Service Provider shall be responsible to Corcept for any of the following that occur due to the acts or omissions of Service Provider or its Personnel: (i) any loss or corruption of any data stored on, accessed with, or transmitted through the Network; (ii) any substantial disruption to the Network which materially impacts Corcept’s business operations; and (iii) any damages to Corcept, its customers, or any third party resulting from unauthorized third party access to the Network, or the data accessible therein.
9.Entire Agreement. This Addendum and the Agreement (if and as previously amended) constitute the entire agreement between the parties with regard to the subject matter herein and supersede all prior or contemporaneous negotiations, discussions, understandings or agreements between the parties related to the subject matter described herein. In the event of conflict between this Addendum and the Agreement, this Addendum shall control. All other terms and conditions of the Agreement not modified by this Addendum shall remain in full force in effect in accordance with its terms. Notwithstanding the foregoing, any exclusions of damages or caps on liability in the Agreement do not apply to Service Provider's breach of this Addendum or an Incident caused by Service Provider's or its Personnel's acts or omissions. This Addendum may be executed in one or more counterparts, each of which will be an original and together all counterparts are a single instrument. This Addendum may only be amended in writing that is signed by the authorized representatives of both parties.

EXHIBIT C
OPERATIONAL DATA AND FINANCIAL DATA REPORTING

[**]

EXHIBIT D
Adverse Event Reporting Agreement
DEFINITIONS:
1.1Adverse Event (or Adverse Drug Experience) – An adverse event (AE) is any untoward medical occurrence in a patient administered a medicinal product and which does not necessarily have a causal relationship with this treatment. An AE can be any unfavorable and unintended sign, symptom, or disease temporally associated with the use of a product, whether or not considered related to this medicinal product. An AE may occur in the course of the use of a drug product in professional practice; from drug overdose whether accidental or intentional; from drug abuse; from drug withdrawal; any failure of expected pharmacological action (lack of effect); and drug exposure during pregnancy.

1.2Date of AE awareness (Regulatory Day 0) – The date when any representative of Corcept Therapeutics or designee (including Optime Care associates) becomes aware of AE information involving a patient who has initiated use of any Corcept Product.
RESPONSIBILITIES:
1.0ADVERSE EVENT COLLECTION:
1.1Optime shall collect and document any adverse events (“AE”s) associated with the use of any Corcept Product on Corcept’s Adverse Drug Experience Report Form (“ADE Form”).
1.2Optime shall complete the ADE Form with all known AE details. At a minimum, the ADE Form should include an Optime’s date of AE awareness, identifiable patient, identifiable reporter, suspect product information, and AE description.
2.0ADVERSE EVENT REPORTING:
2.1    Optime shall send AE reports to Corcept Drug Safety and Pharmacovigilance (“DSPV”) (or Corcept’s delegated pharmacovigilance (“PV”) service provider) within one (1) business day but no later than three (3) calendar days (whichever comes first) after Optime becomes aware of the event.
2.2    Corcept DSPV is responsible for reporting any AEs to the appropriate regulatory authorities.
3.0ADVERSE EVENT RECONCILIATION:
3.1    [**], Optime will send a [**] reconciliation report to Corcept DSPV (or Corcept’s PV service provider) to confirm the receipt of all AEs sent by Optime [**].
3.2    The reconciliation report shall include [**].
3.3    If a discrepancy is identified in the reconciliation by Corcept DSPV (or Corcept’s PV service provider), Optime shall work with Corcept DSPV (or Corcept’s PV service provider) to resolve [**].

4.0PROCEDURES:
4.1    Optime shall have written standard operating procedure(s) in place to fulfill the requirements for AE collection, reporting, quality control, and reconciliation as outlined in this Agreement.
5.0QUALITY CONTROL:
5.1    Optime shall have quality control processes in place to internally review and ensure all AEs have been collected and reported accurately to Corcept DSPV at a minimum on a weekly basis
6.0TRAINING:
6.1    Corcept DSPV shall be responsible for providing AE reporting training to Optime on an [**] basis and whenever there is a change in the AE requirements or process.
6.2    Optime shall ensure all Personnel conducting activities under DISTRIBUTION SERVICES AGREEMENT are trained on Corcept’s AE reporting requirements.
7.0    COMPLIANCE:
7.1    Optime shall be responsible for investigating, evaluating, and documenting deviations related to non-compliance to the requirements outlined in this Agreement.
7.2    Optime shall inform Corcept DSPV and Corcept Quality Assurance (“QA”) of any deviations from this AE Reporting Agreement within [**].
7.3    Corcept DSPV will review and approve final investigation reports in collaboration with Corcept QA.
8.0    RECORD RETENTION:
8.1    Optime shall retain all AE related documentation, including original source Records, throughout the duration of services under the DISTRIBUTION SERVICES AGREEMENT. At the end of the DISTRIBUTION SERVICES AGREEMENT, the original records will be provided to Corcept unless otherwise instructed, in writing, by Corcept.

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